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                                                                    Exhibit 10.4


                                 Anadigics, Inc.
                               35 Technology Drive
                            Warren, New Jersey 07059

                                                                    June 1, 1999

John Lyons
39 Olden Drive
Flemington, New Jersey 08822

Dear John:

            This letter will confirm the agreement reached between you and Anadigics, Inc. (the "Company") regarding your employment by the Company.

            1. Effective on June 1, 1999 (the "Effective Date"), you will be employed by the Company for a period of seven months from the Effective Date (the "Term") at an annual salary of $160,000, such employment to be at will. During the Term you will focus your effort on an equity offering for the Company and such transition activities as the CEO may request. You will be allowed some time to pursue other business interests.

            2. During the Term, your 1999 bonus will be paid on the previously scheduled payment dates. The 1999 bonus plan shall be paid out following termination per scheduled dates, provided, however, that if you voluntarily leave the employment of the Company prior to the expiration of the Term, the unpaid

                              [CONFIDENTIAL STAMP]

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part of the bonus referred to in this paragraph shall not be paid to you.

            3. The 30,000 Stock options in the Company that you hold as of the Effective Date which were granted on January 17, 1997, of which 7,500 shares were not vested as of the Effective Date shall immediately vest on the Effective Date and you shall have twenty-four months from the date of termination of your employment hereunder to exercise the 30,000 options.

            4. The 30,000 Stock options in the Company that you hold as of the Effective Date which were granted May 11, 1998, of which 15,000 shares will not be vested as of December 31, 1999 shall immediately vest on the Effective Date and you shall have twenty-four months from the date of termination of your employment hereunder to exercise the 15,000 options with accelerated vesting. The 15,000 options that were previously vested will not be adjusted.

            5. The 20,000 Stock options in the Company that you hold as of the Effective Date which were granted October 30, 1998, of which 13,333 options will not be vested as of December 31, 1999 shall immediately vest on the Effective Date and you shall have twenty-four months from the date of termination of your employment hereunder to exercise the 13,333 options with

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accelerated vesting. The 6,667 options that were previously vested will not be adjusted.

            6. In the event your employment with the Company is terminated by the Company without "Cause" (as defined below) during the Term, you shall continue to receive your salary for a period ending on the earlier to occur of
(i) June 1, 2000, or (ii) your securing employment with another entity at a base annual salary of not less than $160,000. If your base annual salary is less than $160,000, the Company shall pay you through June 1, 2000 an annual salary at a rate to compensate you for the difference between $160,000 per year and the annual base salary you are receiving from your new employer. If you voluntarily terminate your employment with the Company prior to the expiration of the Term, the Company shall have no further obligation to pay you any salary.

            For purposes of this Agreement "Cause" shall mean:

                  (i) Unauthorized use or disclosure of the confidential
            information or trade secrets of the Company;

                  (ii) Conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof;

                  (iii) Embezzlement or misappropriation of the assets of the
            Company; or

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                  (iv) Misconduct or gross negligence in the performance of
            duties assigned to you.

            7. The Company shall continue to provide you and your dependents with health and insurance benefits that you currently are entitled to for a period expiring on the earlier to occur of (i) June 1, 2000, (ii) your obtaining comparable health and insurance coverage from your new employer, or (iii) your voluntarily leaving the employment of the Company prior to the expiration of the Term.

            8. You hereby agree that for a period of two years following termination of your employment with the Company that you will not directly or indirectly (i) encourage or solicit any officer or employee of the Company or any of its subsidiaries to leave the employ of such entity; (ii) that you will not, directly or indirectly, as principal, partner, director, employee or consultant engage in any activities in the geographic area of the Company's and its subsidiaries' operations if such activities are in direct competition with businesses that are currently being conducted by the Company and its subsidiaries, provided, however, that nothing in this clause (ii) shall prohibit you from becoming a principal, partner, director or employee of an entity that invests in any businesses that are in competition with the Company, provided that you do not directly

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participate in such investment decisions or directly participate in any managerial decisions regarding such businesses.

            9. You recognize and acknowledge that, by reason of your employment with the Company, you may have acquired, and will acquire, information of a proprietary, confidential, or secret nature regarding the Company and its subsidiaries and their respective businesses and operations, including but not limited to, information concerning trade secrets, know-how, software, data processing systems, inventions, designs, processes, formulas, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers and other information with respect to the affairs, business, customers, agents or other business relationships of the Company and its subsidiaries, (the "Confidential Information"). You hereby agree to hold in a fiduciary capacity for the benefit of the Company, all Confidential Information relating to the Company and any of its subsidiaries and their respective businesses, which shall have been obtained by you during your employment by the Company. You hereby agree that you will not, during or for three (3) years after your employment with the Company, disclose the confidential Information, or any part thereof, to any person, firm, corporation, association or other entity for any reason or purpose whatso-

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ever. Notwithstanding the foregoing, the provisions of this paragraph 7 shall not apply to Confidential Information which (a) becomes or is generally available to the public (other than by your acts or the acts of your representatives); (b) becomes known to you on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the Company; or
(c) you are required to disclose in a judicial, administrative or governmental proceeding (any such proceeding, a "Legal Proceeding"). In the event you are required to disclose Confidential Information in a legal proceeding, you shall provide the Company with prompt notice of such request so that the Company may timely seek an appropriate protective order or waive compliance with this paragraph 7.

            If you are in agreement with the foregoing, please sign and return to us a copy of this letter.

                                                   Very truly yours,

                                                   ANADIGICS, INC.


                                                   By /s/ Bami Bastani
                                                      --------------------------
                                                          Bami Bastani

Accepted and Agreed to as of
the date first above written.

/s/ John Lyons
------------------------------------
    John Lyons